Exhibit 99.1

Yum! Brands, Inc. Reports Record Earnings Per Share in 2003 of $2.06, an Increase of 13% Prior to Special Items; Reported EPS Was $2.02
Including Special Items

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Feb. 11, 2004--Yum! Brands Inc.
(NYSE: YUM):

    -- Announces record fourth-quarter Earnings Per Share (EPS) of $0.65 prior to special items, an increase of 16%. Including a special-items gain of $0.05, reported EPS was $0.70, an increase of 23%.

    -- Increases full-year 2004 EPS guidance by $0.04 to at least $2.27 prior to special items, or reported EPS to at least
        $2.29.

    Yum! Brands Inc. (NYSE: YUM) today reported results for the fourth quarter ended December 27, 2003.
    Key highlights for fourth-quarter 2003 performance versus fourth-quarter 2002:

    -- International system sales increased 10% prior to foreign currency conversion, its strongest quarterly performance of 2003.

    -- The number of international system restaurants in operation expanded by over 5% driven by record new-restaurant openings of 1,108.

    --  International franchise and license fees grew 25%.

    -- International restaurant margin increased to 15.9%, a fourth-quarter record.

    -- Taco Bell same-store sales increased 4%, its strongest quarterly performance of 2003.

    --  U.S. multibrand restaurants in operation expanded by 18%.

    The company ended the year with the lowest debt balance in its history -- $2.1 billion.
    The company recorded a $25 million pretax special-items gain related to recoveries from the AmeriServe bankruptcy estate in the fourth quarter. These potential recoveries have been previously discussed in Forms 10-Q and 10-K.



                   Consolidated Financial Highlights


                                 Fourth  % Change    Full   % Change
                                 Quarter     Vs.     Year       Vs.
                                  2003   Prior Year  2003   Prior Year
                                -------- ---------- ------- ----------
System Restaurants               30,837       1     30,837       1
Systemwide Same-Store-Sales
 Growth                            2%        NM      Even       NM
Revenues ($ million)             $2,653       8     $8,380       8
EPS prior to Special Items        $0.65      16      $2.06      13
Special Items EPS                 $0.05      NM     $(0.04)     NM
Reported EPS                      $0.70      23      $2.02       7



    David C. Novak, Chairman and CEO, said: "I'm pleased to report that in 2003 we showed the underlying strength of our global portfolio of leading brands. With continued profitable international restaurant expansion and Taco Bell's strong sales and profits, we achieved 13% growth in EPS prior to special items. This growth was achieved in spite of a difficult global environment, which included SARS, the war in Iraq and a soft economy early in 2003. Our ongoing goal is to continue to grow EPS at least 10% each year. We expect to do at least that in 2004. In the fourth quarter, our worldwide business achieved 16% EPS growth and record EPS of $0.65. We have solid plans in place to continue building on the unique growth opportunities that make us anything but your ordinary restaurant company: steady improvement in operations, profitable international expansion and multibranding category-leading brands.
    "Given the strength of our fourth-quarter performance we have raised our full-year 2004 EPS estimate $0.04 to at least $2.27 or at least 10% growth prior to special items. We expect to grow U.S. same-store sales on a blended basis at least 1% to 2%, open at least 1,400 new restaurants worldwide, and add at least 500 U.S. multibrand restaurants in 2004."



INTERNATIONAL BUSINESS
----------------------

(million,            Fourth Quarter                 Full Year
 except        --------------------------- ---------------------------
 restaurant                    Incr/(Decr)                 Incr/(Decr)
 counts                      -------------               -------------
 and                                  Excl                        Excl
 percentages)   2003   2002  Reported F/x   2003   2002  Reported F/x
               -------------------------------------------------------
Financial
 Measures
Revenues         $915   $770   +19%   +14% $2,725 $2,410   +13%    +8%
Operating
 Profit          $144   $111   +28%   +21%   $441   $361   +22%   +15%
----------------------------------------------------------------------
Operating
 Metrics
Est. System-
 Sales Growth                  +17%   +10%                 +14%    +7%
System
 Restaurants   12,171 11,538    +5%    NA  12,171 11,538    +5%    NA


    A key factor for this business segment is profitable new-restaurant expansion. Importantly, for 2003, a record 1,108 international system restaurants were opened. These included 663 KFC and 396 Pizza Hut restaurants.
    In the fourth quarter, continued expansion of our key international brands -- KFC and Pizza Hut -- and positive same-store sales were drivers of international revenue, system-sales and operating-profit growth. Markets and businesses with positive same-store sales included China, KFC Australia, the U.K., Pizza Hut Korea, the Middle East and KFC South Africa. Markets and businesses experiencing negative same-store sales included Japan, Mexico, Canada and KFC Taiwan.
    Fourth-quarter international system-sales growth prior to foreign currency conversion was 10%, one percentage point greater than previously estimated in our Period 13 sales release, issued January 6, 2004.
    Restaurant margin as a percentage of sales increased 0.3 percentage points in the quarter or 0.5 percentage points prior to the unfavorable impact from foreign currency translation. Restaurant margin of 15.9% was a fourth-quarter record. The increase was primarily driven by the positive impact of supply-chain savings initiatives (principally in China).
    For the full year, revenues, system-sales growth and operating profit were principally driven by growth in both KFC and Pizza Hut restaurants in company and franchise markets. More than 70% of the new restaurant openings were built by the company's franchise and joint-venture partners.
    Restaurant margin as a percentage of sales declined by 0.5 percentage points for the full year. Prior to the unfavorable impact of foreign currency translation, margin declined by 0.3 percentage points. A decline in same-store sales for company markets negatively impacted margins and was partially offset by the impact of supply-chain savings initiatives (principally in China).
    The favorable impact of foreign currency conversion added $7 million to operating profit for the fourth quarter and $23 million for the full year.


UNITED STATES BUSINESS
----------------------

(million,
 except
 restaurant          Fourth Quarter                 Full Year
 counts and    --------------------------- ---------------------------
 percentages)    2003    2002  Incr/(Decr)   2003    2002  Incr/(Decr)
               -------------------------------------------------------
Financial
 Measures
Revenues       $1,738  $1,691       +3%    $5,655  $5,347       +6%
Operating
 Profit          $241    $240       +1%      $812    $802       +1%
----------------------------------------------------------------------
Operating
 Metrics
System
 Restaurants   18,666  18,860      (1)%    18,666  18,860      (1)%
Multibrand
 Restaurants    2,148   1,817      +18%     2,148   1,817       18%
Systemwide
Same-Store-
 Sales Growth      +1%     +1%      NM      Even       +4%      NM


    In the fourth quarter, continued development of new, higher-volume restaurants and positive same-store sales were the primary drivers of revenue growth.
    For the full year, the Long John Silver's/A&W acquisition drove revenue growth of 4%. Excluding the effect of the Long John Silver's/A&W acquisition, revenue growth of 2% was primarily driven by new-restaurant development.
    System restaurants decreased slightly due primarily to closures of certain lower-volume A&W single-brand mall units and Pizza Hut dine-in restaurants. The U.S. restaurant portfolio continues to be upgraded with new, higher-volume restaurants, on average, many of which are multibrand. Revenue growth attributed to the benefit of opening new restaurants with higher volumes than those restaurants that were closed was one and two percentage points respectively for the fourth quarter and the full year.
    Operating profit was positively impacted by these same revenue factors and lower franchise and license expenses partially offset by lower margin.
    In the fourth quarter, U.S. restaurant margin declined 0.5 percentage points versus the prior year, driven by higher commodity and occupancy expenses. Higher costs for beef and cheese were partially offset by a lower cost for chicken during the quarter. Occupancy costs increased, primarily due to the amendment of two Long John Silver's sale/lease-back agreements that were previously accounted for as financings now being accounted for as operating leases. As a result of these amendments, the payments made under these agreements that were previously recorded primarily as interest expense are now recorded as rent expense.
    For the full year, restaurant margins declined 1.4 percentage points versus 2002 primarily from increased occupancy expenses due to higher rent, including the item previously discussed, and higher utilities. Additional factors were unprofitable discounting and unfavorable product mix at both KFC and Pizza Hut, and sales deleverage at KFC. Sales deleverage occurs when inflation in restaurant costs is not offset by increases in same-store sales.


WORLDWIDE NEW-RESTAURANT DEVELOPMENT
------------------------------------

System New-Restaurant Openings                           Full Year
                                                     -----------------
Worldwide                                                  1,498
Key Markets
 Franchise-Only International Markets                        401
 United States                                               390
 China                                                       268
 U.K.                                                        106
 Australia/New Zealand                                        71
 South Korea                                                  47
 Mexico                                                       44


    System new-restaurant openings for the full year were primarily driven by growth in new international KFCs and Pizza Huts in the key international markets noted in the preceding table.
    Franchise and joint-venture partners opened over 70% of systemwide new international restaurants for the full year. Restaurant counts increased 27% in China, 9% in Mexico, 8% in the U.K. and 2% in Korea versus the end of fourth-quarter 2002. In key franchise markets year-over-year restaurant growth was 14% in Asia, 5% in Caribbean/Latin America, 4% in the Middle East and 4% in South Africa.
    In the U.S. market, the majority of new-restaurant openings were KFC and Pizza Hut restaurants. Over 60% of the U.S. new-restaurant openings were franchised. KFC new-restaurant openings were almost 70% multibrand restaurants. Virtually all the Pizza Hut new-restaurant openings were delivery/carry-out restaurants.
    This discussion excludes changes in license-unit locations, which are expected to have no material impact on the company's overall profit performance in 2004. License locations are typically nontraditional sites, such as airports, that normally have substantially lower average unit volumes than traditional restaurant locations.


MULTIBRANDING EXPANSION
-----------------------

                                                  Fourth Quarter
Multibrand Restaurants in Operation           2003   2002  Incr/(Decr)
                                             ------ ------ -----------
U.S. Systemwide                              2,148  1,817     +18%
   % U.S. System Restaurants                    12%    10%    +2 ppts



    In the fourth quarter, 148 multibrand restaurants were added in the U.S., bringing the total to 382 U.S. multibrand additions for the full year. Of the 382 U.S. multibrand additions in 2003, 58% were conversions of existing single-brand restaurants, including 9% that were rebuilds on existing sites. The remaining 42% were new-restaurant openings of which 12% were relocations -- building a new restaurant in place of an older restaurant nearby. At year-end 2003, more than 50% of the 2,148 U.S. multibrand restaurants were franchised.
    Increasingly, the company's multibrand focus will be on combining two core brands -- Taco Bell and KFC -- with the recently acquired brands -- Long John Silver's and A&W. Additionally, Pizza Hut will expand testing of multibrand combinations with the newly created brand WingStreet. These various combinations represented 64% of the multibrand additions in 2003. The company expects this percentage to increase in 2004.


FRANCHISE GROWTH AND FEES
-------------------------
                                           Fourth Quarter    Full Year
                                           ---------------   ---------
Franchise Net New-Restaurant Growth                +1%           +1%
Total Franchise Fees ($ million)                 $297          $939
   Growth Vs. 2002                                 +9%           +9%


    International markets contributing to the worldwide net expansion of new franchise restaurants were Asia, the Middle East, South Africa and Caribbean/Latin America. In the U.S. market, the KFC and Long John Silver's brands both had net positive franchise expansion.
    For the fourth quarter, favorable foreign currency conversion added 3 percentage points of franchise-fee growth. Excluding this factor, franchise fees increased 6%. This growth was primarily driven by new-restaurant development, worldwide franchise same-store-sales growth of 2% and increased international royalty rates.
    For the full year, favorable foreign currency conversion and the Long John Silver's/A&W acquisition added 3 percentage points and 1 percentage point of franchise-fee growth respectively. Excluding these factors, franchise fees increased 5%. This growth was primarily driven by new-restaurant development, increased international royalty rates and worldwide franchise same-store-sales growth of 1%.

    GENERAL AND ADMINISTRATIVE EXPENSES

    Worldwide general and administrative (G&A) expenses increased $25 million, or 8%, in the fourth quarter including a 1% unfavorable impact from foreign currency conversion. The increase was primarily driven by increases associated with international restaurant expansion and pension expense.
    Worldwide G&A expenses increased $32 million, or 3%, for the full year. Excluding the unfavorable impact from foreign currency conversion and the full-year impact of the Long John Silver's/A&W acquisition, G&A expenses were even with 2002. Lower management incentive costs were offset by increases in expenses associated with international restaurant expansion and pension expense.

    CASH-FLOW

    For the fourth quarter and year to date, the company more than funded capital spending with net cash provided by operating activities. Additional cash was generated from employee stock-option proceeds, proceeds from refranchising restaurants and sales of property, plant and equipment. The company expects these trends to continue for 2004. For 2003, as a result of all cash generated after capital spending, the company was able to continue reducing its debt balance by over $300 million and repurchased $278 million of its own shares as indicated in the attached Condensed Consolidated Statements of Cash Flow.

    FIRST-QUARTER 2004 OUTLOOK

    The company is comfortable with the current consensus estimate of $0.43 in EPS prior to special items in the first quarter, an increase of 10% compared to last year's performance. Additionally, the company expects a net special-items gain of approximately $0.02 primarily related to additional recoveries from the AmeriServe bankruptcy estate. It is our expectation that this will substantially complete the company's AmeriServe recoveries.

    ANNUAL OUTLOOK

    The company expects earnings per share to grow at least 10% each year with the continued execution of its three key strategies: (1) steady improvement in operations, (2) profitable international expansion and (3) multibranding category-leading brands.
    Projected factors contributing to the company's annual EPS expectations were published in the company's December 4, 2003, press release. All those specific expectations remain reasonable based on current information. The company now expects a net special-items gain for the year as noted in the following table.


                                               Annual Outlook

                                        Forecast  Actual
                                          2004     2003    Incr/(Decr)
                                        --------  -------  -----------
EPS prior to Special Items                $2.27    $2.06       +10%
Special Items EPS                         $0.02   $(0.04)       NM
Reported EPS                              $2.29    $2.02       +13%


    In several Asian markets, including Thailand, Taiwan, South Korea, Japan, Indonesia, Malaysia, Singapore and certain sections of China, avian flu has impacted retail sales trends and the company's sales trends at KFC. Based on information currently available, the company believes that the most likely effect of avian flu outbreaks in these markets will be short term and is reflected in the company's current annual and first-quarter outlooks previously noted. Additionally, the company currently does not expect that the avian flu outbreak will materially affect its chicken supply in Asia or other markets.
    Nevertheless, we want our shareholders to know that if, hypothetically, the avian flu outbreak affects the entire country of China for approximately one to two months with sales declines in the range of 20% at KFC, full-year EPS results for the company would be unfavorably impacted by approximately $0.01 to $0.02.
    Based on current trends in the total Yum! portfolio, the company believes it can offset any possible shortfall and maintain the $2.27 per share earnings estimate prior to special items for 2004. As always, the company will continue to update shareholders each four-week period on current sales trends worldwide.

    CONFERENCE CALL

    Yum! Brands Inc. will hold a conference call to review the company's financial performance and strategies at 9:15 a.m. EST Thursday, February 12, 2004.
    For U.S. callers, the number is 877/815-2029. For international callers, the number is 706/645-9271.
    The call will be available for playback beginning Thursday, February 12, at 12:15 p.m. EST through Friday, February 27, at midnight EST. To access the playback, dial 800/642-1687 in the U.S.A. and 706/645-9291 internationally. The playback pass code is 4852207.
    The call and the playback can be accessed via the Internet by visiting Yum! Brands' Web site: www.yum.com and selecting "4th Quarter Earnings Webcast." (Windows Media Player is required, which can be downloaded at no charge from the following URL: http://www.microsoft.com/windows/windowsmedia/players.asp. The process could take several minutes.)

    NOTES & DEFINITIONS FOR TERMS USED THROUGHOUT THIS DOCUMENT

    Excl F/x is prior to foreign currency conversion to U.S. dollars.

    Franchise Fees include fees from franchise, joint venture and license restaurants. Fees include ongoing royalty and license fees and initial fees.

    Franchise Restaurants include franchise and joint-venture restaurants and exclude license restaurants.

    Franchise Net New-Restaurant Growth is the total of franchise restaurant openings less franchise restaurant closings divided by the prior period's franchise restaurant total.

    New-Restaurant Openings include company-owned, franchise and joint-venture restaurants and exclude license restaurants.

    Special Items include AmeriServe and other charges (credits), which were previously referred to as unusual items in 2002, Wrench litigation and cumulative effect of accounting change, net of tax. See attachments to this press release for reconciliations of non-GAAP measurements to GAAP results.

    System Restaurants include company-owned, franchise and joint-venture restaurants and exclude license restaurants.

    System-Sales Growth includes the results of all restaurants regardless of ownership, including company-owned, franchise, joint-venture and license restaurants. Sales of franchise, joint-venture and license restaurants generate franchise and license fees for the company (typically at a rate of 4% to 6% of sales). Franchise, joint-venture and license restaurant sales are not included in company sales we present on the Condensed Consolidated Statements of Income; however, the fees are included in the company's revenues.

    Systemwide Same-Store-Sales Growth is the estimated growth in sales of all restaurants that have been open one year or more regardless of ownership including company-owned, franchise, joint-venture and license restaurants.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These "forward-looking" statements reflect management's current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Factors that can cause actual results to differ materially include changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates, including the effects of war and terrorist activities; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences, spending patterns and demographic trends; the impact that any widespread illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our refranchising strategy; the ongoing business viability of our franchise and license operators; our ability to secure alternative distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; publicity that may impact our business and/or industry; severe weather conditions; effects and outcomes of legal claims involving the company; changes in effective tax rates; our actuarially determined casualty loss estimates; changes in legislation and governmental regulations; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands' financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.
    Yum! Brands Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system restaurants with more than 33,000 restaurants in more than 100 countries and territories. Four of the company's restaurant brands -- KFC, Pizza Hut, Taco Bell and Long John Silver's -- are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver's brands. The company and its franchisees today operate over 2,000 multibrand restaurants. Outside the United States in 2003, the Yum! Brands' system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. In 2002, the company changed its name to Yum! Brands Inc. from Tricon Global Restaurants Inc. to reflect its expanding portfolio of brands and its ticker symbol on the New York Stock Exchange. In 2003 the company was recognized in Fortune Magazine's top 50 "Best Companies for Minorities," claiming the number-one spot for "managerial diversity."

    Analysts are invited to contact
    Tim Jerzyk, Vice President Investor Relations, at 888/298-6986

    Individual shareholders and analysts are invited to contact
    Lynn Schweinfurth, Director Investor Relations, at 888/298-6986

    Members of the media are invited to contact
    Amy Sherwood, Vice President Public Relations, at 502/874-8200


                           Yum! Brands, Inc.
                    Consolidated Summary of Results
            (amounts in millions, except per share amounts)


                     Quarter      % Change     Year to date   % Change
               ------------------           ------------------
               12/27/03  12/28/02   B/(W)   12/27/03  12/28/02   B/(W)
               --------  --------  -------  --------  -------- -------

Total revenues   $2,653    $2,461       8    $8,380    $7,757       8

Costs and
 expenses
Company
 restaurant
 expenses         2,000     1,854      (8)    6,337     5,790      (9)
General and
 administrative
 expenses           322       297      (8)      945       913      (3)
Franchise and
 license
 expenses             8        18      52        28        49      42
Facility
 actions             12         -      NM        36        32      NM
Other (income)
 expense            (17)      (10)     84       (41)      (30)     39
Wrench
 litigation           -         -       -        42         -      NM
AmeriServe and
 other charges
   (credits)        (25)       (3)     NM       (26)      (27)     NM
                -------- ---------         --------- ---------
Total costs
 and expenses     2,300     2,156      (7)    7,321     6,727      (9)
                -------- ---------         --------- ---------
Operating
 profit             353       305      16     1,059     1,030       3
Interest
 expense, net        50        60      16       173       172      (1)
                -------- ---------         --------- ---------
Income before
 income taxes
 and cumulative
 effect of
 accounting
 change             303       245      23       886       858       3
Income tax
 provision           89        73     (20)      268       275       3
                -------- ---------         --------- ---------
Income before
 cumulative
 effect of
 accounting
 change             214       172      24       618       583       6
Cumulative
 effect of
 accounting
 change, net
 of tax               -         -       -        (1)        -      NM
                -------- ---------         --------- ---------
Net income         $214      $172      24      $617      $583       6
                ======== =========         ========= =========
Basic EPS Data
---------------
 EPS              $0.73     $0.58      25     $2.10     $1.97       7
                ======== =========         ========= =========
 Average shares
  outstanding       294       295       -       293       296       1
                ======== =========         ========= =========
Diluted EPS Data
----------------
 EPS              $0.70     $0.56      23     $2.02     $1.88       7
                ======== =========         ========= =========
 Average shares
  outstanding       308       306      (1)      306       310       1
                ======== =========         ========= =========
See accompanying notes.

Wrench litigation, AmeriServe and other charges (credits) and Cumulative effect of accounting change, net of tax have been summed and referred to as "Special Items" throughout this press release. See accompanying reconciliation of non-GAAP measurements to GAAP results.


                           Yum! Brands, Inc.
                      WORLDWIDE Operating Results
                         (amounts in millions)

                   Quarter     % Change     Year to date   % Change
              -----------------          -----------------
              12/27/03 12/28/02  B/(W)   12/27/03 12/28/02   B/(W)
              -------- -------- -------  -------- --------  -------

Company sales  $2,356  $2,189      8       $7,441  $6,891      8
Franchise and
 license fees     297     272      9          939     866      9
               ------- -------             ------- -------
   Revenues     2,653   2,461      8        8,380   7,757      8
               ------- -------             ------- -------

Company
 restaurants
   Food and
    paper         732     671     (9)       2,300   2,109     (9)
   Payroll and
    employee
    benefits      628     601     (4)       2,024   1,875     (8)
   Occupancy
    and other
    operating
    expenses      640     582    (10)       2,013   1,806    (12)
               ------- -------             ------- -------
                2,000   1,854     (8)       6,337   5,790     (9)
General and
 administrative
 expenses         322     297     (8)         945     913     (3)
Franchise and
 license
 expenses           8      18     52           28      49     42
Facility
 actions           12       -     NM           36      32     NM
Other (income)
 expense          (17)    (10)    84          (41)    (30)    39
               ------- -------             ------- -------
                2,325   2,159     (8)       7,305   6,754     (8)
               ------- -------             ------- -------
Operating
 profit before
 special items    328     302      9        1,075   1,003      7
Interest
 expense, net      50      60     16          173     172     (1)
Income tax
 provision         80      71    (10)         274     265     (3)
               ------- -------             ------- -------
Earnings before
 special items   $198    $171     17         $628    $566     11
               ======= =======             ======= =======

Tax rate before
 special items   28.5%   29.8%   1.3 ppts.   30.3%   32.0%   1.7 ppts.
               ======= =======             ======= =======

Diluted EPS
 before special
 items          $0.65   $0.55     16        $2.06   $1.82     13
               ======= =======             ======= =======

Company sales   100.0%  100.0%              100.0%  100.0%
Food and paper   31.1    30.6  (0.5) ppts.   30.9    30.6  (0.3) ppts.
Payroll and
 employee
 benefits        26.6    27.5    0.9 ppts.   27.2    27.2      -
Occupancy and
 other
 operating
 expenses        27.1    26.5  (0.6) ppts.   27.1    26.2  (0.9) ppts.
               ------- -------             ------- -------
Restaurant
 margin          15.2%   15.4% (0.2) ppts.   14.8%   16.0% (1.2) ppts.
               ======= =======             ======= =======

Reconciliation of Segment Operating Profit to Reported Operating
 Profit
----------------------------------------------------------------------
U.S. operating
 profit          $241    $240      1         $812    $802      1
International
 operating
 profit           144     111     28          441     361     22
Unallocated and
 corporate
 expense          (72)    (59)   (21)        (179)   (178)     -
Unallocated
 other income
 (expense)         (2)      -     NM           (3)     (1)    NM
Unallocated
 facility
 actions           17      10     NM            4      19     NM
               ------- -------             ------- -------
Operating
 profit before
 special items    328     302      9        1,075   1,003      7
Wrench
 litigation         -       -      -          (42)      -     NM
AmeriServe and
 other
 (charges)
 credits           25       3     NM           26      27     NM
               ------- -------             ------- -------
Reported
 operating
 profit          $353    $305     16       $1,059  $1,030      3
               ======= =======             ======= =======

See accompanying notes and reconciliations of non-GAAP measurements to GAAP results.


                           Yum! Brands, Inc.
                    UNITED STATES Operating Results
                         (amounts in millions)

                   Quarter     % Change     Year to date   % Change
              -----------------           -----------------
              12/27/03 12/28/02  B/(W)    12/27/03 12/28/02  B/(W)
              -------- -------- -------   -------- -------- -------

Company sales  $1,563  $1,516       3      $5,081  $4,778       6
Franchise and
 license fees     175     175       1         574     569       1
               ------- -------             ------- -------
 Revenues       1,738   1,691       3       5,655   5,347       6
               ------- -------             ------- -------

Company
 restaurants
 Food and paper   453     430      (5)      1,463   1,346      (9)
 Payroll and
  employee
  benefits        483     474      (2)      1,576   1,479      (7)
 Occupancy and
  other
  operating
  expenses        398     381      (5)      1,303   1,189     (10)
               ------- -------             ------- -------
                1,334   1,285      (4)      4,342   4,014      (8)
General and
 administrative
 expenses         144     151       5         469     469       -
Franchise and
 license
 expenses           6      15      57          16      39      59
Facility
 actions           13       -      NM          16      23      NM
               ------- -------             ------- -------
                1,497   1,451      (3)      4,843   4,545      (7)
               ------- -------             ------- -------
Operating
 profit          $241    $240       1        $812    $802       1
               ======= =======             ======= =======

Company sales   100.0%  100.0%              100.0%  100.0%
Food and paper   28.9    28.4   (0.5) ppts.  28.8    28.2  (0.6) ppts.
Payroll and
 employee
 benefits        30.8    31.2     0.4 ppts.  31.0    30.9  (0.1) ppts.
Occupancy and
 other
 operating
 expenses        25.5    25.1   (0.4) ppts.  25.6    24.9  (0.7) ppts.
               ------- -------             ------- -------
Restaurant
 margin          14.8%   15.3%  (0.5) ppts.  14.6%   16.0% (1.4) ppts.
               ======= =======             ======= =======
See accompanying notes.


                           Yum! Brands, Inc.
                    INTERNATIONAL Operating Results
                         (amounts in millions)

                   Quarter     % Change    Year to date   % Change
               ----------------          -----------------
              12/27/03 12/28/02  B/(W)   12/27/03 12/28/02  B/(W)
              -------- -------- -------  -------- -------- -------

Company sales    $793    $673     18       $2,360  $2,113     12
Franchise and
 license fees     122      97     25          365     297     23
               ------- -------             ------- -------
 Revenues         915     770     19        2,725   2,410     13
               ------- -------             ------- -------

Company
 restaurants
 Food and paper   279     241    (17)         837     763    (10)
 Payroll and
  employee
  benefits        145     127    (14)         448     396    (13)
 Occupancy and
  other
  operating
  expenses        242     201    (20)         710     617    (15)
               ------- -------             ------- -------
                  666     569    (17)       1,995   1,776    (12)
General and
 administrative
 expenses         105      87    (22)         297     266    (12)
Franchise and
 license
 expenses           3       3     21           12      10    (17)
Facility
 actions           16      10     NM           24      28     NM
Other (income)
 expense          (19)    (10)    84          (44)    (31)    42
               ------- -------             ------- -------
                  771     659    (17)       2,284   2,049    (12)
               ------- -------             ------- -------
Operating
 profit          $144    $111     28         $441    $361     22
               ======= =======             ======= =======

Company sales   100.0%  100.0%              100.0%  100.0%
Food and paper   35.3    35.7    0.4 ppts.   35.5    36.1    0.6 ppts.
Payroll and
 employee
 benefits        18.3    18.9    0.6 ppts.   19.0    18.7  (0.3) ppts.
Occupancy and
 other
 operating
 expenses        30.5    29.8  (0.7) ppts.   30.0    29.2  (0.8) ppts.
               ------- -------             ------- -------
Restaurant
 margin          15.9%   15.6%   0.3 ppts.   15.5%   16.0% (0.5) ppts.
               ======= =======             ======= =======

See accompanying notes.


                           YUM! Brands, Inc.
                 Condensed Consolidated Balance Sheets
                         (amounts in millions)


                                                   12/27/03  12/28/02
                                                   --------- ---------
ASSETS
Current Assets
Cash and cash equivalents                              $192      $130
Short-term investments, at cost                          15        27
Accounts and notes receivable, less allowance: $28
 in 2003 and $42 in 2002                                169       168
Inventories                                              67        63
Assets classified as held for sale                       96       111
Prepaid expenses and other current assets               102       110
Deferred income taxes                                   165       121
                                                   --------- ---------
       Total Current Assets                             806       730

Property, plant and equipment, net                    3,280     3,037
Goodwill                                                521       485
Intangible assets, net                                  357       364
Investments in unconsolidated affiliates                184       229
Other assets                                            472       555
                                                   --------- ---------
       Total Assets                                  $5,620    $5,400
                                                   ========= =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and other current liabilities       $1,213    $1,166
Income taxes payable                                    238       208
Short-term borrowings                                    10       146
                                                   --------- ---------
       Total Current Liabilities                      1,461     1,520

Long-term debt                                        2,056     2,299
Other liabilities and deferred credits                  983       987
                                                   --------- ---------
       Total Liabilities                              4,500     4,806
                                                   --------- ---------

Shareholders' Equity
Preferred stock, no par value, 250 shares
 authorized; no shares issued                             -         -
Common stock, no par value, 750 shares authorized;
 292 shares and 294 shares issued in 2003 and
 2002, respectively                                     916     1,046
Retained earnings (accumulated deficit)                 414      (203)
Accumulated other comprehensive income (loss)          (210)     (249)
                                                   --------- ---------
       Total Shareholders' Equity                     1,120       594
                                                   --------- ---------
         Total Liabilities and Shareholders' Equity  $5,620    $5,400
                                                   ========= =========
See accompanying notes.


                           YUM! Brands, Inc.
            Condensed Consolidated Statements of Cash Flows
                         (amounts in millions)

                                                      Year to date
                                                   -------------------
                                                   12/27/03  12/28/02
                                                   --------- ---------
Cash Flows - Operating Activities
Net income                                             $617      $583
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Cumulative effect of accounting change, net of tax      1         -
  Depreciation and amortization                         401       370
  Facility actions                                       36        32
  Wrench litigation                                      42         -
  AmeriServe and other charges (credits)                 (3)        -
  Contribution to defined benefit pension plans        (132)      (26)
  Other liabilities and deferred credits                 17       (12)
  Deferred income taxes                                 (23)       21
  Other non-cash charges and credits, net                32        36
Changes in operating working capital, excluding
 effects of acquisitions and dispositions:
  Accounts and notes receivable                           2        32
  Inventories                                            (1)       11
  Prepaid expenses and other current assets               -        19
  Accounts payable and other current liabilities        (32)      (37)
  Income taxes payable                                   96        59
                                                   --------- ---------
  Net change in operating working capital                65        84
                                                   --------- ---------
Net Cash Provided by Operating Activities             1,053     1,088
                                                   --------- ---------
Cash Flows - Investing Activities
Capital spending                                       (663)     (760)
Proceeds from refranchising of restaurants               92        81
Acquisition of Yorkshire Global Restaurants, Inc.         -      (275)
Acquisition of restaurants from franchisees             (41)      (13)
Short-term investments                                   13         9
Sales of property, plant and equipment                   46        58
Other, net                                               34        15
                                                   --------- ---------
Net Cash Used in Investing Activities                  (519)     (885)
                                                   --------- ---------
Cash Flows - Financing Activities
Proceeds from Senior Unsecured Notes                      -       398
Revolving Credit Facility activity
 Three months or less, net                             (153)       59
Repayments of long-term debt                            (17)     (511)
Short-term borrowings-three months or less, net        (137)      (15)
Repurchase shares of common stock                      (278)     (228)
Employee stock option proceeds                          110       125
Other, net                                                -       (15)
                                                   --------- ---------
Net Cash Used in Financing Activities                  (475)     (187)
                                                   --------- ---------
Effect of Exchange Rate on Cash and Cash
 Equivalents                                              3         4
                                                   --------- ---------
Net Increase in Cash and Cash Equivalents                62        20
Cash and Cash Equivalents - Beginning of Year           130       110
                                                   --------- ---------
Cash and Cash Equivalents - End of Year                $192      $130
                                                   ========= =========
See accompanying notes.


        Reconciliation of Non-GAAP Measurements to GAAP Results
            (amounts in millions, except per share amounts)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") throughout this document, the Company has provided non-GAAP measurements which present operating results on a basis before special items. Special items include the GAAP income statement captions of Wrench litigation, AmeriServe and other charges (credits) and the Cumulative effect of accounting change, net of tax. These amounts are described in (d), (e) and (f) in the accompanying notes.

The Company uses earnings before special items as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of earnings before special items provides additional information to investors to facilitate the comparison of past and present operations, excluding items that the Company does not believe are indicative of our ongoing operations.

                                     Quarter          Year to date
                               ------------------- -------------------
                               12/27/03  12/28/02  12/27/03  12/28/02
                               --------- --------- --------- ---------
Detail of Special Items
------------------------------
Wrench litigation                    $-        $-      $(42)       $-
AmeriServe and other (charges)
 credits                             25         3        26        27
Cumulative effect of
 accounting change                    -         -        (2)        -
                               --------- --------- --------- ---------
Total special items                  25         3       (18)       27

Tax on special items                 (9)       (2)        7       (10)
                               --------- --------- --------- ---------

Special items, net of tax           $16        $1      $(11)      $17
                               ========= ========= ========= =========

Average shares outstanding          308       306       306       310
                               ========= ========= ========= =========

Special items diluted EPS         $0.05     $0.01    $(0.04)    $0.06
                               ========= ========= ========= =========

Reconciliation of Earnings
 Before Special Items to Net
 Income
------------------------------
Earnings before special items      $198      $171      $628      $566
Special items, net of tax            16         1       (11)       17
                               --------- --------- --------- ---------
Net income                         $214      $172      $617      $583
                               ========= ========= ========= =========

Reconciliation of EPS Before
 Special Items to Reported EPS
------------------------------
Diluted EPS before special
 items                            $0.65     $0.55     $2.06     $1.82
Special items EPS                  0.05      0.01     (0.04)     0.06
                               --------- --------- --------- ---------
Reported EPS                      $0.70     $0.56     $2.02     $1.88
                               ========= ========= ========= =========


             Notes to the Consolidated Summary of Results
                 and Condensed Consolidated Cash Flows
               and Condensed Consolidated Balance Sheets
            (amounts in millions, except per share amounts)


(a)  Percentages may not recompute due to rounding.

(b)  Facility actions included the following:


                                   Quarter            Year to date
                             -------------------   -------------------
                             12/27/03  12/28/02     12/27/03  12/28/02
                             --------- ---------   --------- ---------

Store closure costs                $8       $(2)         $6       $15
Asset impairment charges           21        12          34        36
Refranchising net loss
 (gain)                           (17)      (10)         (4)      (19)
                             --------- ---------   --------- ---------
Facility actions                  $12        $-         $36       $32
                             ========= =========   ========= =========

     Throughout 2003, store closure costs and asset impairment charges were previously included in Other (income) expense.

(c) Other (income) expense primarily includes equity income from investments in unconsolidated affiliates.

(d) The amounts recorded as Wrench litigation for the year to date ended December 27, 2003 reflect the legal judgment against Taco Bell Corp. on June 4, 2003 in Wrench v. Taco Bell Corp. and related interest. Interest recorded on the yet to be paid judgment was not material in the quarter ended December 27, 2003.

(e) The amount recorded as AmeriServe and other charges (credits) for the quarter and year to date ended December 27, 2003 primarily resulted from recoveries related to the AmeriServe bankruptcy reorganization process. Amounts recorded as AmeriServe and other charges (credits) for the quarter and year to date ended December 28, 2002, which were referred to as unusual items in 2002, primarily resulted from recoveries related to the AmeriServe bankruptcy reorganization process, partially offset by integration costs related to the acquisition of Yorkshire Global Restaurants, Inc. and, for the full-year 2002, costs to defend certain wage and hour litigation.

(f) Effective December 29, 2002, the Company adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses the financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. As a result of obligations under certain leases that are within the scope of SFAS 143, the Company has recorded a cumulative effect adjustment of $2 million ($1 million after tax). The adoption of SFAS 143 did not materially affect the results of our operations for the quarter or year to date ended December 27, 2003, nor do we anticipate that it will materially affect the results of operations in future periods.


                           YUM! Brands, Inc.
                   Restaurant Units Activity Summary
             For the Year to Date Ended December 27, 2003

                                                            Total
                               Unconsolidated              Excluding
                       Company  Affiliates(a) Franchisees Licensees(b)
                       ------- -------------- ----------- ------------

Total U.S.
Beginning of Year       5,193              4      13,663       18,860
New Builds                142              3         245          390
Acquisitions              106              -        (108)          (2)
Refranchising &
 Licensing               (150)             -         148           (2)
Closures &
 Divestitures            (197)            (1)       (386)        (584)
Other                       -              -           4            4
                       ------- -------------- ----------- ------------
End of Year             5,094              6      13,566       18,666
                       ======= ============== =========== ============
% of Total                 27%             -          73%         100%

Total International
Beginning of Year       2,333          2,144       7,061       11,538
New Builds                312            173         623        1,108
Acquisitions              283           (736)        453            -
Refranchising &
 Licensing                (78)            (1)         79            -
Closures &
 Divestitures             (90)           (74)       (305)        (469)
Other                       -              -          (6)          (6)
                       ------- -------------- ----------- ------------
End of Year             2,760          1,506       7,905       12,171
                       ======= ============== =========== ============
% of Total                 23%            12%         65%         100%

Total System
Beginning of Year       7,526          2,148      20,724       30,398
New Builds                454            176         868        1,498
Acquisitions              389           (736)        345           (2)
Refranchising &
 Licensing               (228)            (1)        227           (2)
Closures &
 Divestitures            (287)           (75)       (691)      (1,053)
Other                       -              -          (2)          (2)
                       ------- -------------- ----------- ------------
End of Year             7,854          1,512      21,471       30,837
                       ======= ============== =========== ============
% of Total                 25%             5%         70%         100%

(a)  Total U.S. and Total System include 6 Yan Can units.
(b) The total excludes 2,156 U.S. and 206 International licensee units. These locations are typically nontraditional sites such as airports, kiosks, etc.


                           YUM! Brands, Inc.
                   Restaurant Units Activity Summary
             For the Year to Date Ended December 27, 2003

                            United States
----------------------------------------------------------------------
                                                               Total
                                                             Excluding
                                        Company Franchisees  Licensees
                                        ------- ----------- ----------
Pizza Hut U.S.
Beginning of Year                        1,760       4,743      6,503
New Builds                                  46          91        137
Acquisitions                                88         (88)         -
Refranchising & Licensing                  (63)         63          -
Closures &  Divestitures                   (55)       (185)      (240)
Other                                        -           -          -
                                        ------- ----------- ----------
End of Year                              1,776       4,624      6,400
                                        ======= =========== ==========
% of Total                                  28%         72%       100%

KFC U.S.
Beginning of Year                        1,284       4,140      5,424
New Builds                                  68          95        163
Acquisitions                                18         (18)         -
Refranchising & Licensing                  (65)         65          -
Closures &  Divestitures                   (53)        (78)      (131)
Other                                        -           -          -
                                        ------- ----------- ----------
End of Year                              1,252       4,204      5,456
                                        ======= =========== ==========
% of Total                                  23%         77%       100%

Taco Bell U.S.
Beginning of Year                        1,284       3,759      5,043
New Builds                                  19          29         48
Acquisitions                                 -          (2)        (2)
Refranchising & Licensing                   (7)          7          -
Closures &  Divestitures                   (12)        (50)       (62)
Other                                        -           -          -
                                        ------- ----------- ----------
End of Year                              1,284       3,743      5,027
                                        ======= =========== ==========
% of Total                                  26%         74%       100%

Long John Silver's U.S.
Beginning of Year                          741         480      1,221
New Builds                                   9          19         28
Acquisitions                                 -           -          -
Refranchising & Licensing                  (13)         13          -
Closures &  Divestitures                   (40)        (11)       (51)
Other                                        4           1          5
                                        ------- ----------- ----------
End of Year                                701         502      1,203
                                        ======= =========== ==========
% of Total                                  58%         42%       100%

A&W U.S.
Beginning of Year                          124         541        665
New Builds                                   -          11         11
Acquisitions                                 -           -          -
Refranchising & Licensing                   (2)          -         (2)
Closures &  Divestitures                   (37)        (62)       (99)
Other                                       (4)          3         (1)
                                        ------- ----------- ----------
End of Year                                 81         493        574
                                        ======= =========== ==========
% of Total                                  14%         86%       100%


                           YUM! Brands, Inc.
                   Restaurant Units Activity Summary
             For the Year to Date Ended December 27, 2003

                            International
----------------------------------------------------------------------
                                                               Total
                                 Unconsolidated              Excluding
                         Company   Affiliates   Franchisees  Licensees
                         ------- -------------- ----------- ----------

KFC International
Beginning of Year         1,516          1,175       4,156      6,847
New Builds                  239            113         311        663
Acquisitions(a)               5           (479)        474          -
Refranchising & Licensing   (30)            (1)         31          -
Closures &  Divestitures    (45)           (43)       (130)      (218)
Other                         -              8          (7)         1
                         ------- -------------- ----------- ----------
End of Year               1,685            773       4,835      7,293
                         ======= ============== =========== ==========
% of Total                   23%            11%         66%       100%

Pizza Hut International
Beginning of Year           779            941       2,557      4,277
New Builds                   72             60         264        396
Acquisitions(a)             261           (239)        (22)         -
Refranchising & Licensing   (48)             -          48          -
Closures &  Divestitures    (43)           (26)       (136)      (205)
Other                         -             (3)         (3)        (6)
                         ------- -------------- ----------- ----------
End of Year               1,021            733       2,708      4,462
                         ======= ============== =========== ==========
% of Total                   23%            16%         61%       100%

Taco Bell International
Beginning of Year            38             28         138        204
New Builds                    1              -           8          9
Acquisitions(a)              17            (18)          1          -
Refranchising & Licensing     -              -           -          -
Closures &  Divestitures     (2)            (5)         (1)        (8)
Other                         -             (5)          4         (1)
                         ------- -------------- ----------- ----------
End of Year                  54              -         150        204
                         ======= ============== =========== ==========
% of Total                   26%             -          74%       100%

A&W International
Beginning of Year             -              -         182        182
New Builds                    -              -          35         35
Acquisitions                  -              -           -          -
Refranchising & Licensing     -              -           -          -
Closures &  Divestitures      -              -         (35)       (35)
Other                         -              -           -          -
                         ------- -------------- ----------- ----------
End of Year                   -              -         182        182
                         ======= ============== =========== ==========
% of Total                    -              -         100%       100%

Long John Silver's
 International
Beginning of Year             -              -          28         28
New Builds                    -              -           5          5
Acquisitions                  -              -           -          -
Refranchising & Licensing     -              -           -          -
Closures &  Divestitures      -              -          (3)        (3)
Other                         -              -           -          -
                         ------- -------------- ----------- ----------
End of Year                   -              -          30         30
                         ======= ============== =========== ==========
% of Total                    -              -         100%       100%

(a) Includes the effect of the dissolution of our joint venture in Canada during the quarter ended December 27, 2003. We now operate 258 units previously operated by this joint venture while our former joint venture partner operates 475 units previously operated by the joint venture.


                           YUM! Brands, Inc.
                 United States Multibrand Restaurants
             For the Year to Date Ended December 27, 2003

                                          United States(a)
                              ----------------------------------------
                                              Multibrand Restaurants
                                                    in Operation
                                                    at 12/27/03
                                              ------------------------
                              Gross Additions
                               Year to Date
                                 12/27/03     Company Franchise Total
                              --------------- ------- --------- ------
KFC
   Taco Bell                              36     182       481    663
   Pizza Hut                              10     111        45    156
   A&W                                    97     116       142    258
   Taco Bell/Pizza Hut 3 n 1               2      20        25     45
   Long John Silver's                     47      29        31     60
   Wing Works                              2      26         -     26
                              --------------- ------- --------- ------
                                         194     484       724  1,208
Taco Bell
   Pizza Hut                              18     312       281    593
   Long John Silver's                     41      39         9     48
   Backyard Burgers                        5       8         -      8
   A&W                                     2       2         -      2
                              --------------- ------- --------- ------
                                          66     361       290    651
Pizza Hut
   KFC                                     -       -         1      1
   Taco Bell                               1       -         6      6
   Wing Works                              2       1         -      1
   Pasta Bravo                             3       2         2      4
   WingStreet                             57      59         -     59
                              --------------- ------- --------- ------
                                          63      62         9     71
Long John Silver's
   A&W                                    59     125        93    218
                              --------------- ------- --------- ------

Total                                    382   1,032     1,116  2,148
                              =============== ======= ========= ======

Multibrand conversions increase the sales and points of distribution for the second brand added to a restaurant but do not result in an additional unit count. Similarly, a new multibrand restaurant, while increasing sales and points of distribution for two brands, results in just one additional unit count.

(a) Amounts do not reflect International multibrand units, 193 of which were in operation at year end.

    CONTACT: Yum! Brands Inc.
             Analysts:
             Tim Jerzyk, Vice President Investor Relations
             888/298-6986
             or
             Individual shareholders and analysts:
             Lynn Schweinfurth, Director Investor Relations
             888/298-6986
             or
             Media:
             Amy Sherwood, Vice President Public Relations
             502/874-8200